Exhibit 99.1

FOR IMMEDIATE RELEASE: JULY 14, 2014

LEGGETT & PLATT TO RECORD NON-CASH IMPAIRMENT IN STORE FIXTURES

Carthage, MO, July 14, 2014 ---

•	2Q non-cash goodwill impairment charge of $108 million (pre-tax)

•	2Q EPS impact of $.65 per share

•	Apart from this charge, underlying guidance for 2014 was not updated

•	Company has engaged an investment banker to help explore strategic alternatives for its Store Fixtures business, including possible divestiture

Leggett & Platt expects to record a $108 million pre-tax, non-cash goodwill impairment charge for the second quarter. This charge reflects the complete write off of the goodwill associated with the Store Fixtures group, which is part of the Commercial Fixturing & Components segment. The EPS impact of the non-cash charge is expected to be 65 cents per share. Apart from this impairment, the company has made no update to the underlying full year EPS guidance issued in April.

As previously disclosed, the Store Fixtures group’s 2013 performance fell short of expectations. Performance did not rebound during the second quarter of 2014 as expected, with the deterioration of revenue and profitability most pronounced in May and June. Consequently, it has become apparent that the current market value of the Store Fixtures unit has fallen below its recorded book value. This stems from lower current expectations of future revenue and profitability, reflecting reduced market demand for the shelving, counters, showcases and garment racks the company supplies to major retailers.

The company has engaged an investment banker and is exploring strategic alternatives, including the possible divestiture of this business unit.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a variety of engineered components and products that can be found in most homes, offices, and automobiles. The 131-year-old firm is comprised of 19 business units, 19,000 employee-partners, and 130 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) office furniture components; c) drawn steel wire; d) automotive seat support and lumbar systems; e) carpet underlay; f) adjustable bed bases; and g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements are identified either by the context in which they appear or by use of words such as “expected” or “expects.” These statements involve uncertainties and risks, including the preliminary nature of estimates related to goodwill impairment and the possibility that the estimates may change as the company’s analysis develops and additional information is obtained, the possibility of long-lived asset impairment associated with the Store Fixtures business, the pursuit of different strategic alternatives for the Store Fixtures business, the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

•	David M. DeSonier, Senior Vice President of Strategy and Investor Relations

•	Susan R. McCoy, Staff Vice President of Investor Relations